                      SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:  December 20, 1996
                                       -----------------
                       (Date of earliest event reported)


                             BOSTON EDISON COMPANY
                             ---------------------
(Exact name of registrant as specified in its charter)


        Massachusetts                1-2301              04-1278810
        -------------                ------              ----------
(State or other jurisdiction      (Commission       (I.R.S. Employer
     of incorporation              File Number)     Identification No.)


800 Boylston Street, Boston, Massachusetts                02199
---------------------------  -------------                -----
 (Address of principal executive offices)               (Zip Code)


                              617-424-2000
                              ------------
          (Registrant's telephone number, including area code)

Item 5.  Other Events
---------------------


As previously reported, the Massachusetts Department of Public Utilities
(MDPU) issued an explanatory statement and proposed rules (the Statement) in May 1996 as a follow-up to its August 1995 order on restructuring of the electric utility industry. The Statement was developed in order to address certain issues identified in restructuring proposals that were submitted to the MDPU by Boston Edison Company (the Company), other electric utilities and the Massachusetts Division of Energy Resources. On December 20, 1996, the Massachusetts Attorney General, the Massachusetts Division of Energy Resources and the Company reached a settlement agreement that, if approved by the MDPU, would allow retail customers to choose their electricity supplier as of the Retail Access Date. The Retail Access Date is defined as the later of January 1, 1998 or the date when retail access is made available to all customers of Massachusetts investor-owned utilities. In addition, the proposed settlement agreement provides the Company with full recovery of its stranded costs.

As part of the proposed settlement agreement, all retail customers will have the opportunity to select a new competitive electricity provider starting on the Retail Access Date. Customers will have the option of continuing to buy power from the Company at "Standard Offer" prices for seven years. The "Standard Offer" service guarantees customers at least a 10% savings from current electric prices upon the Retail Access Date. The Company's distribution business will be able to purchase power for "Standard Offer" service from suppliers through a competitive bidding process.

Under the proposed settlement the Company has agreed to sell its fossil generating plants within six months after the Retail Access Date. The Company expects to continue operation of its Pilgrim Nuclear Power Station and has agreed to market value the station by December 31, 2002.

The Company's distribution business will remain regulated. As part of the agreement, the Company's base rates (non fuel) will be frozen until the Retail Access date when customer choice begins. The retail delivery rates of the distribution business will then include an access charge designed to recover, on a fully reconciling basis, all of the Company's stranded investments. The initial access charge will be 3.5 cents per kilowatt-hour through December 31, 2000 and is expected to decline thereafter.

Effective with the commencement of retail choice and pursuant to the agreement, the Company will file with the MDPU annually a computation supporting its return on average common equity associated with its distribution system operations. The return on equity would be subject to a floor of 6 percent and a ceiling of 11 percent. Earnings over the ceiling would be shared equally up to a cap of 12.5 percent. If the return on equity falls below the 6% floor the Company would be authorized to add a surcharge to customer rates.

Past generation commitments and regulatory assets will be recovered with a return on investment. The initial return on equity will be increased for stranded cost mitigation up to the Retail Access Date and as the transition access charge declines thereafter. The aggregate amount of the access charge will be reduced by the net proceeds from the fossil divestiture and the market valuation of Pilgrim Station. These costs will be recovered as part of the access charge over twelve years.

Nuclear decommissioning costs, above market costs of purchased power contracts and other costs such as severance and employee retraining will be collected over the life of the underlying obligation and are expected to exceed twelve years.

The proposed settlement agreement also provides authorization to increase the Company's investment in its wholly owned unregulated subsidiary, Boston Edison Technology Group by up to $150 million. In addition, it also provides for the protection of the environment through stringent emissions standards, a continued commitment to energy conservation and renewable resource programs and protections for low income customers.

The Company, the Massachusetts Attorney General and the Division of Energy Resources will present the settlement to other stakeholders in order to reach a broader consensus on the issues. The settlement agreement will be filed with the MDPU in late January. It is not known when the MDPU will issue a decision on the settlement agreement. Implementation of the settlement may also be subject to enactment of enabling legislation by the Massachusetts legislature and the approval of the Federal Energy Regulatory Commission.

                                  SIGNATURE
                                  ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.







                                         BOSTON EDISON COMPANY



                                 By:  /s/ Robert J. Weafer, Jr.
                                      ---------------------------------
                                          Robert J. Weafer, Jr.
                                          Vice President-Finance,
                                          Controller and Chief
                                          Accounting Officer



Date:  December 24, 1996